Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(f/k/a Steel Newco Inc.)
(Exact Name of Registrant as Specified in its Charter)

Georgia	39-3738880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Overton Park Drive, Atlanta, GA  30339
(Address of principal executive offices, including zip code)

Synovus Financial Corp. 2021 Employee Stock Purchase Plan
Synovus Financial Corp. 2021 Omnibus Plan (as amended)
Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan (as amended and restated)
(Full title of the plan)

Mary Maurice Young
Deputy General Counsel and Corporate Secretary
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, GA  30339
(706) 641-6500
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On January 1, 2026, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2025 (the “Merger Agreement”), by and among Synovus Financial Corp. (“Synovus”), Pinnacle Financial Partners, Inc. (“Legacy Pinnacle”) and Pinnacle Financial Partners, Inc. (f/k/a Steel Newco Inc.) (the “Registrant”), Synovus and Legacy Pinnacle each simultaneously merged with and into the Registrant (such mergers, the “Merger”), with the Registrant continuing as the surviving entity in the Merger.

In connection with the closing of the transactions contemplated by the Merger Agreement (the “Effective Time”), the Registrant assumed (i) the Synovus Financial Corp. 2021 Employee Stock Purchase Plan (the “Synovus ESPP”), (ii) the Synovus Financial Corp. 2021 Omnibus Plan (as amended, the “Synovus Omnibus Plan”), and (iii) the Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan (as amended and restated, the “Legacy Pinnacle Omnibus Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant to register:

1.
2,620,000 shares of common stock, $1.00 par value per share, of the Registrant (“Common Stock”), which may be issuable in respect of offering periods concluded after the date hereof to eligible individuals from the share reserve remaining, as of the Effective Time, under the Synovus ESPP (as adjusted to reflect the exchange ratio under the Merger Agreement) assumed by the Registrant in connection with the transactions contemplated by the Merger Agreement;

2.
1,475,000 shares of Common Stock, which are issuable or may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the Synovus Omnibus Plan, which were assumed by the Registrant and converted into corresponding equity awards of the Registrant in connection with the transactions contemplated by the Merger Agreement (the “Assumed Synovus Awards”);

3.
280,000 shares of Common Stock, which are issuable or may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the Legacy Pinnacle Omnibus Plan, which were assumed by the Registrant and converted into corresponding equity awards of the Registrant in connection with the transactions contemplated by the Merger Agreement (the “Assumed Legacy Pinnacle Awards”);

4.
915,000 shares of Common Stock, which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the share reserve remaining, as of the Effective Time, under the Synovus Omnibus Plan (as adjusted to reflect the exchange ratio under the Merger Agreement) assumed by the Registrant in connection with the transactions contemplated by the Merger Agreement; and

5.
1,385,000 shares of Common Stock, which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the share reserve remaining, as of the Effective Time, under the Legacy Pinnacle Omnibus Plan assumed by the Registrant in connection with the transactions contemplated by the Merger Agreement.

The Assumed Synovus Awards and the Assumed Legacy Pinnacle Awards are subject to the same terms and conditions that were applicable to the corresponding awards granted under the Synovus Omnibus Plan and the Legacy Pinnacle Omnibus Plan, respectively, except that (i) the Assumed Synovus Awards and the Assumed Legacy Pinnacle Awards relate to shares of Common Stock and (ii) the number of shares of Common Stock subject to each Assumed Synovus Award is the result of an adjustment based upon the exchange ratio pursuant to the Merger Agreement.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)
the Registrant’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to the Registrant’s Registration Statement on Form S-4, originally filed with the SEC on August 26, 2025 (as amended, including all exhibits);

(b)	the Registrant’s Current Report on Form 8-K12B, filed with the SEC on January 2, 2026 (other than any portion of such document deemed to be furnished but not filed);

(c)
Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025 (the “Synovus Annual Report”), including the portions of Synovus’ Definitive Proxy Statement on Schedule 14A, filed on March 12, 2025, incorporated by reference therein;

(d)
Synovus’ Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 2, 2025, the fiscal quarter ended June 30, 2025, filed with the SEC on August 5, 2025, and the fiscal quarter ended September 30, 2025, filed with the SEC on November 4, 2025;

(e)
Synovus’ Current Reports on Form 8-K, filed with the SEC on April 25, 2025, July 25, 2025, October 28, 2025, November 6, 2025, November 26, 2025, December 1, 2025, December 1, 2025, December 9, 2025, and January 2, 2026 (other than any document or portion of such document deemed to be furnished but not filed);

(f)
all other reports filed by Synovus pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Synovus Annual Report;

(g)
Legacy Pinnacle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025 (the “Legacy Pinnacle Annual Report”), including the portions of Legacy Pinnacle’s Definitive Proxy Statement on Schedule 14A, filed on March 3, 2025, incorporated by reference therein;

(h)
Legacy Pinnacle’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 9, 2025, the fiscal quarter ended June 30, 2025, filed with the SEC on August 7, 2025, and the fiscal quarter ended September 30, 2025, filed with the SEC on November 4, 2025;

(i)
Legacy Pinnacle’s Current Reports on Form 8-K, filed with the SEC on January 24, 2025, February 28, 2025, April 11, 2025, April 21, 2025, July 25, 2025, October 28, 2025, November 6, 2025, November 26, 2025, December 1, 2025, and January 2, 2026 (other than any document or portion of such document deemed to be furnished but not filed);

(j)	all other reports filed by Legacy Pinnacle pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Legacy Pinnacle Annual Report.

Notwithstanding the foregoing, the Registrant is not incorporating any document or information deemed to have been furnished and not filed in accordance with the SEC’s rules.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any documents, exhibits, or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Allan E. Kamensky, Executive Vice President and Chief Legal Officer of the Registrant. Mr. Kamensky is a shareholder of Common Stock, holds Assumed Synovus Equity Awards and is eligible to receive awards under the Registrant’s equity compensation plans.

Item 6.	Indemnification of Directors and Officers.

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful.  Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

In addition, Section 14-2-856 of the GBCC permits the Registrant’s articles of incorporation, bylaws, contract, or resolution approved by the shareholders, to authorize Registrant to indemnify or obligate the Registrant to indemnify a director against claims to which the director was a party, including claims by the Registrant or in the Registrant’s right (e.g., shareholder derivative action).  However, the Registrant may not indemnify the director for liability to the company for any appropriation of a corporate opportunity, acts or omissions which involve intentional misconduct or a knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC (provided that if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding).

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct that constitutes any appropriation of a corporate opportunity, acts or omissions which involve intentional misconduct or a knowing violation of the law, unlawful distributions or receipt of an improper benefit.  Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director.  In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors and officers against liability incurred by them in their capacities or arising out of their status as the Registrant’s directors and officers, regardless of whether the Registrant would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

The Registrant’s Articles of Incorporation and Bylaws

The Registrant’s amended and restated bylaws provide that every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Registrant shall be indemnified and held harmless by the Registrant from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Registrant; (b) because he or she is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

The Registrant’s amended and restated bylaws provide that reasonable expenses incurred in any proceeding shall be paid by the Registrant in advance of the final disposition of such proceeding if authorized by the board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

In addition, the Registrant’s amended and restated bylaws cover current and future proceedings and are retroactive to cover past acts or omissions or alleged acts or omissions. In the event of death of any person having a right of indemnification or advancement of expenses under the Registrant’s bylaws, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Registrant will reserve the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Indemnification Agreements with the Registrant’s Directors; Insurance

The Registrant has entered into indemnification agreements with each individual who currently serves as a director of the Registrant. These agreements require the Registrant to indemnify these individuals to the fullest extent not prohibited by Georgia law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant intends to enter into indemnification agreements with future directors. The Registrant also has obtained directors’ and officers’ liability insurance.

For the undertaking with respect to indemnification under the Securities Act, see Item 9 below.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The information required by this Item is set forth in the Exhibit Index that precedes the signature page of this Registration Statement.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B, filed with the SEC on January 2, 2026).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B, filed with the SEC on January 2, 2026).

4.3
Synovus Financial Corp. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of Synovus’ Quarterly Report on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 6, 2021).

4.4	Synovus Financial Corp. 2021 Omnibus Plan (incorporated by reference to Exhibit 10.2 of Synovus’ Quarterly Report on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 6, 2021).

4.5
Amendment No. 1 to the Synovus Financial Corp. 2021 Omnibus Plan dated October 23, 2023 (incorporated by reference to Exhibit 10.34 of Synovus’ Annual Report on Form 10-K for the period ended December 31, 2023, filed with the SEC on February 23, 2024).

4.6
Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan (as amended and restated) (incorporated by reference to Exhibit 10.1 to Legacy Pinnacle’s Current Report on Form 8-K, filed with the SEC on April 26, 2024).

5.1*	Opinion of Allan E. Kamensky as to the validity of the securities being registered.

23.1*	Consent of Allan E. Kamensky (included in Exhibit 5.1 filed herewith).

23.2*	Consent of KPMG LLP.

23.3*	Consent of Crowe LLP.

23.4*	Consent of Crowe LLP.

24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Cobb, State of Georgia, on this 2nd day of January, 2026.

PINNACLE FINANCIAL PARTNERS, INC.
(formerly Steel Newco Inc.)

By:	/s/ Allan E. Kamensky
Name:	Allan E. Kamensky
Title:	Executive Vice President and Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: Each of the undersigned directors and officers has made, constituted, and appointed, and does hereby make, constitute, and appoint Kevin S. Blair and Andrew J. Gregory, Jr., and each of them, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, relating to the registration under the Securities Act of 1933 of the shares of common stock, par value $1.00 per share, of the Registrant, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on January 2, 2026.

Name	Title

/s/ Kevin S. Blair	Chief Executive Officer and President and Director
Kevin S. Blair	(Principal Executive Officer)

/s/ Andrew J. Gregory, Jr.	Chief Financial Officer
Andrew J. Gregory, Jr.	(Principal Financial Officer)

/s/ Jill K. Hurley	Chief Accounting Officer
Jill K. Hurley	(Principal Accounting Officer)

/s/ M. Terry Turner	Chair of the Board of Directors
M. Terry Turner

/s/ Tim E. Bentsen	Lead Independent Director
Tim E. Bentsen

/s/ Robert A. McCabe, Jr.	Vice Chair of the Board of Directors
Robert A. McCabe, Jr.

/s/ Abney S. Boxley, III	Director
Abney S. Boxley, III

/s/ Gregory L. Burns	Director
Gregory L. Burns

/s/ Pedro Cherry	Director
Pedro Cherry

/s/ Thomas C. Farnsworth III	Director
Thomas C. Farnsworth III

/s/ David B. Ingram	Director
David B. Ingram

/s/ John H. Irby	Director
John H. Irby

/s/ Decosta E. Jenkins	Director
Decosta E. Jenkins

/s/ Gregory Montana	Director
Gregory Montana

/s/ Barry L. Storey	Director
Barry L. Storey

/s/ G. Kennedy Thompson	Director
G. Kennedy Thompson

/s/ Teresa White	Director
Teresa White